Exhibit 1

                      Synergy Brands, Inc. & Subsidiaries
                 Proforma Unaudited Consolidated Balance Sheet
                               September 30, 2002


                                                                           Actual         Adjustments      Proforma
                                                                           ----------     -----------      --------
ASSETS
 Current Assets
  Cash and cash equivalents                                                 $708,357        $    -         $708,357
  Marketable securities                                                      125,751                        125,751
  Accounts receivable, less allowance for doubtful accounts of $108,220      984,494                        984,494
  Inventory                                                                1,492,003                      1,492,003
  Prepaid assets                                                             385,187                        385,187
                                                                           ----------     -----------      --------
    Total Current Assets                                                   3,695,792           -          3,695,792

 Property and Equipment, net                                                 499,485                        499,485

 Other Assets                                                                149,667                        149,667

 Web Site Development Costs, net                                             392,656                        392,656

 Trade Names and Customer List, net                                        1,388,386                      1,388,386
                                                                           ----------     -----------      --------
     Total Assets                                                         $6,125,986       $   -         $6,125,986
                                                                          ===========     ===========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities
  Line of credit                                                          $  952,080       $   -          $ 952,080
  Accounts payable and accrued expenses                                    2,285,700                      2,285,700
                                                                          ----------     -----------      --------
      Total Current Liabilities                                            3,237,780           -          3,237,780

 Notes Payable                                                                60,000                         60,000
 Other Liabilities                                                           887,939       (592,689)(A)     295,250

 Commitments and Contingencies

 Stockholders' Equity
  Class A preferred stock - $.001 par value; 100,000 shares authorized
   and outstanding; liquidation preference of $10.50 per share                   100                             100
  Class B preferred stock - $.001 par value; 10,000,000 shares authorized,
   and no shares outstanding                                                       -                               -
  Common Stock - $.001 par value; 49,900,000 shares authorized;
   5,322,484 shares outstanding                                                5,322                           5,322
  Additional paid-in-capital                                              35,082,482                      35,082,482
  Deficit                                                                (33,133,083)        592,689(A)  (32,540,394)
  Accumulated other comprehensive income                                      (4,554)                         (4,554)
  Stockholders' notes receivable                                              (5,000)                         (5,000)

 Less treasury stock, at cost, 4,000 shares                                   (5,000)                         (5,000)
                                                                           ----------     -----------        --------
     Total Stockholders' Equity                                            1,940,267         592,689        2,532,956
                                                                           ----------     -----------        --------
     Total Liabilities and Stockholders' Equity                           $6,125,986        $    -         $6,125,986
                                                                           ==========     ===========        ========

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The accompanying note is an integral part of this statement.

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                       Synergy Brands, Inc. & Subsidiaries
          Note to Proforma Unaudited Consolidated Financial Statements
                               September 30, 2002

     (A) Reflects a Settlement and Release Agreement (the "Agreement") entered into on December 16, 2002 between Synergy Brands, Inc. (the "Company") and
About.com, a vendor. The Agreement serves to terminate all terms, conditions and obligations of the Company with respect to an August 1999 advertising agreement between the Company and About.com. As a result of the Agreement, the Company has been relieved of liabilities to About.com, which aggregate $592,689.